UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2015

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 300 Park Center I
6100 Oak Tree Boulevard
Independence, Ohio 44131
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 8.01.    Other Events.
On September 29, 2015, the board of directors of GrafTech International Ltd. (the “Company”) named Quinn J. Coburn, 51, as Chief Financial Officer of the Company. Since May 15, 2015, Mr. Coburn has served as interim Chief Financial Officer, in addition to his roles as Vice President, Finance and Treasurer. Following Mr. Coburn's appointment as Chief Financial Officer, Mr. Coburn will also continue serving as the Company's Treasurer.
On September 29, 2015, the board of directors of the Company also named Jeffrey C. Dutton, 52, as Chief Operating Officer and Vice President. Mr. Dutton served as Senior Vice President of Brookfield Asset Management Inc. ("BAM"), since 2013. BAM became the Company's indirect parent company in August 2015. Mr. Dutton served as the Chief Executive Officer and President of Twin Rivers Paper Company, from 2010 to 2013. Mr. Dutton served in various executive capacities at Fraser Papers Inc. from 2008 to 2010, and as General Manager of East Papers operations at Fraser Papers Inc. from 2006 to 2008. He served as President of Republic Paperboard Company of Eagle Materials Inc. from 2004 to 2006. Mr. Dutton served as a director of Twin Rivers Paper Company in 2013 and has served as a director of the Hammerstone Corporation since 2014. Mr. Dutton received his Bachelor of Science in Mechanical Engineering Technology from the University of Maine. There are no family relationships among Mr. Dutton and any director or executive officer of the Company. The Company will disclose the details of compensatory matters related to Mr. Dutton’s appointment in accordance with the requirements of applicable law after such matters have been determined.
On September 29, 2015, J. Peter Gordon, was appointed Chairman of the board of directors. Mr. Gordon has served as a member of the board of directors since the consummation of the merger between the Company and an affiliate of BAM on August 17, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date:	September 30, 2015	By:	/s/ Joel L. Hawthorne
Joel L. Hawthorne
President and Chief Executive Officer